Exhibit 3.47

KWF MANAGER XI, LLC,

a Delaware limited liability company

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 14, 2013

This Amended and Restated Limited Liability Company Agreement is made and entered into as of February 14, 2013 and amends, modifies, restates and supersedes in its entirety that certain “Limited Liability Company Agreement” of KWF Manager XI, LLC dated as of November 21, 2012 (the “Original Agreement”). K-W Properties, a California corporation, formed Manager XI, LLC (the “Company”) as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Delaware Act”) and entered into the original Agreement, and hereby declares the following to be the Amended & Restated Limited Liability Company Agreement of the Company:

1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings:

1.1 “Agreement” means this Amended & Restated Limited Liability Company Agreement of KWF Manager XI, LLC, as the same may be hereafter amended, modified and/or restated from time to time.

1.2 “Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

1.3 “Company” has the meaning specified in the introductory paragraph of this Agreement.

1.4 “Delaware Act” has the meaning specified in the introductory paragraph of this Agreement.

1.5 “Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

1.6 “Sole Member” means K-W Properties, a California corporation, and any successor-in-interest thereof to the entire Sole Membership Interest.

1.7 “Sole Membership Interest” has the meaning specified in Section 8 of this Agreement.

2. Name. The name of the Company formed hereby is “KWF Manager XI, LLC”.

3. Certificate of Formation; Purpose. The Certificate of Formation has heretofore been filed with the Delaware Secretary of State on November 21, 2012, by an authorized agent of the Company. The Company may engage in any lawful activity for which a limited liability company may be organized under the Delaware Act; however, its primary purpose shall be to act as the general partner and manager of a Delaware limited partnership named “KWF Real Estate Venture XI, LP”.

4. Registered Office and Agent; Principal Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company located at 1209 Orange Street, Wilmington, DE 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company located at 1209 Orange Street, Wilmington, DE 19801. The principal business office of the Company shall be located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California, 90212, or such other location as may hereafter be determined by the Sole Member. The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Sole Member.

5. Powers of the Company. Subject to the limitations set forth in this Agreement and the Certificate of Formation, the Company generally shall possess and may exercise all of the powers and privileges granted to it by the Delaware Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in the Certificate of Formation or in this Agreement. Specifically, but not in limitation of the foregoing, Company shall be and act as the general partner of KWF Real Estate Venture XI, LP, a Delaware limited partnership.

6. Powers of the Sole Member. The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Delaware Act and the express terms of this Agreement.

7. Limited Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.

8. Admission of Sole Member. The Sole Member shall pay to the Company such cash or other property as it may determine in its sole discretion. Effective upon such payment, the Sole Member shall be admitted as the sole member of the Company. At such time, the Company shall issue one membership interest to the Sole Member (the “Sole Membership Interest”), representing a 100% percentage interest in the Company.

9. Additional Contributions. The Sole Member shall not be required to make any additional capital contributions to the Company. The Sole Member may, however, make additional capital contributions to the Company in such amounts and at such times as it may determine in its sole discretion.

10. Management. Management of the Company shall be vested exclusively in the Sole Member. The Sole Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described in the Certificate of Formation or in this Agreement, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Delaware Act. The Sole Member, acting alone, or any one or more of the officers of the Company shall have the authority to bind the Company.

11. Officers. The Sole Member may, from time to time as it deems advisable, appoint one or more persons as officers of the Company and assign titles (including, without limitation, Chairman, President, Executive Vice President, Vice President, Secretary, and Treasurer) to any such persons. Unless the Sole Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of that title shall constitute the delegation to that person of the authority and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked or modified at any time by the Sole Member. The Sole Member hereby initially appoints the following persons to the following executive officers: Robert Hart, President; Matthew Windisch, Vice President, Secretary and Treasurer; Kent Mouton, Vice President, Stuart Cramer, Vice President; and Barry Schlesinger, Vice President, subject to all of the foregoing prerogatives of the Sole Member. The Sole Member hereby authorizes the Company’s executive officers, acting alone and in their discretion, to enter into agreements and to execute documents on behalf of the Company and to bind the Company.

12. Assignments. The Sole Member may assign its Sole Membership Interest in whole or in part. If the Sole Member transfers all of its Sole Membership Interest pursuant to this Section 12, the transferee shall be admitted to the Company as the Sole Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Sole Member shall cease to be a member of the Company.

13. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the events listed below. The winding up the affairs of the Company shall be conducted in accordance with the Delaware Act.

13.1 Election of Sole Member. The written election of the Sole Member to dissolve the Company, made at any time and for any reason.

13.2 Disposition of All Assets. The sale, transfer or other disposition of all or substantially all of the assets of the Company upon the receipt of all consideration (including the collection of any promissory notes or other evidences of indebtedness received as consideration) paid for such sale, transfer or other disposition.

13.3 Judicial Dissolution. The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

14. Exculpation; Indemnification by the Company. To the maximum extent permitted by law, the Sole Member shall not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Sole Member in good faith on behalf of the Company in the conduct of the business or affairs of the Company. Further, to the maximum extent permitted by law, the Company shall defend, indemnify and hold harmless the Sole Member and, if the Sole Member so elects by notice to any such other Person, any of the Sole Member’s Affiliates and members, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Sole Member, or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Sole Member, or by any such other Person on behalf of the Sole Member, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.

15. Amendment. This Agreement may be amended only in a writing signed by the Sole Member.

16. Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

17. No Third-Party Rights. No Person other than the Sole Member and any Person entitled to indemnification pursuant to Section 14 shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Sole Member and any Person entitled to indemnification pursuant to Section 14 shall be a beneficiary of any provision of this Agreement.

18. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

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IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be executed by its authorized officer, as of the date first written above.

K-W PROPERTIES,
a California corporation

By:	/s/ Kent Mouton
Name:	Kent Mouton
Title:	Vice-President

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